Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement pertaining to United Therapeutics Corporation Share Tracking Awards Plan of United Therapeutics Corporation of our reports dated February 28, 2008, with respect to the consolidated financial statements and schedule of United Therapeutics Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of United Therapeutics Corporation filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

September 26, 2008